UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2013

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3901 N. Schreiber Way	Coeur d’Alene, Idaho	83815
Address of principal executive offices		Zip Code

Registrant’s telephone number, including area code:		208-773-7450

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Appointment of Officer. On August 1, 2013, Ralph E. Peterson, age 79, became Command Center’s Principal Accounting Officer.  Mr. Peterson will serve as our non-employee Principal Accounting Officer on an interim basis, until such time as the Company completes its pending search for a new Chief Financial Officer. He has served as a member of the Board of Directors since November 2007 and also as a member of the Audit Committee of the Board since December 2008.

Ralph E. Peterson previously served as our Chief Financial Officer from April 2009 to October 2010, and again on an interim basis in January 2012 to May 2012. From 2002 until 2006, Mr. Peterson was a partner with a mid-sized venture capital firm. Previously, he held leadership roles with Labor Ready, Inc., where he was a member of its Board of Directors and served as its Chief Financial Officer and Executive Vice President of Corporate and Business Development. He also spent more than 20 years in the restaurant industry, first as an officer of Hardee's Food Company, operating both company owned and franchised fast food restaurants, and subsequently as the Chief Financial Officer of Rax Restaurants, Inc., a national restaurant chain also operating both company-owned and franchised restaurants. Mr. Peterson received his Master's in Business Administration from the University of North Carolina, as well as a Master of Science in Finance and Management and a Bachelor of Science in Accounting from Northern Illinois University.

As interim Principal Accounting Officer, Ralph E. Peterson will continue as a member of the Board of Directors, but not as a member of the Audit Committee.  The Company has not entered into any compensation agreement with Mr. Peterson.

There are no transactions, or a series of similar transactions, or any currently proposed transactions, or a series of similar transactions, to which the Company was or is to be a party, in which the amount exceeds $120,000, and in which Mr. Peterson had, or will have a direct or indirect material interest. Mr. Peterson has no family relationships with any director or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.

August 5, 2013	By:	/s/ Ronald L Junck
Executive Vice President, General Counsel
and Secretary